SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Corrpro Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[CORRPRO COMPANIES, INC. LOGO]

SPECIAL MEETING
OF SHAREHOLDERS
MARCH 16, 2004

QUESTIONS &
ANSWERS

Dear Fellow Shareholder:

On December 15, 2003, Corrpro Companies, Inc. (“Corrpro” or the “Company”) and CorrPro Investments, LLC (the “Investor”), an entity controlled by Wingate Partners III, L.P. (“Wingate”), agreed to a transaction in which the Investor would purchase 13,000 shares of newly issued preferred stock, together with warrants to acquire 40% of the fully diluted common stock of Corrpro at a nominal exercise price, in exchange for which Corrpro would receive a $13 million cash investment. The preferred stock would vote together with the common shareholders as a single class and would initially represent 51% of the Company’s voting power after consummation of the transactions. In addition, the preferred stock would vote separately as a class with respect to certain other matters. The proposed recapitalization and refinancing plan also includes a senior secured credit facility to be provided by CapitalSource Finance LLC and senior secured subordinated debt to be issued to American Capital Strategies Ltd., consummation of which are subject to customary conditions precedent. American Capital Strategies, Ltd. would also receive warrants to acquire up to 13% of the fully diluted common stock of Corrpro at a nominal exercise price.

Corrpro’s Board of Directors unanimously approved the proposed recapitalization and refinancing plan and related proposals. If approved by the Company’s shareholders at the Special Meeting of Shareholders to be held on March 16, 2004, and if other conditions are met, the transactions are expected to close by the end of March 2004.

The Questions and Answers and other information in this pamphlet highlight certain facts about the proposed transactions and what they will mean to Corrpro shareholders, both if approved and if not approved. This pamphlet is not intended to be a full explanation of the proposed transactions. A proxy statement has been mailed to you. I urge you to carefully read the definitive proxy statement, including its annexes, in which the proposed transactions and other important information are described in detail. It can be found at www.sec.gov.

Once you have had the opportunity to read the proxy statement, I urge you to vote by signing, dating and mailing the proxy using the envelope provided. You may also vote by telephone, the internet or in person at the Special Meeting of Shareholders.

Please follow the instructions on the proxy card.

Your vote is important, regardless of the number of shares you own, so please vote your shares at your convenience.

On behalf of your Board of Directors,

Joseph W. Rog
Chairman

Questions and Answers for Corrpro Shareholders

Q.	What am I being asked to vote on?
A.	You are being asked to consider and approve a number of proposals relating to a recapitalization and refinancing plan of Corrpro, the primary elements of which are:
•	The Investor will invest $13 million in the Company in return for the issuance of 13,000 shares of a new issue of preferred stock, together with warrants to acquire 40% of the fully diluted common stock of the Company at a nominal exercise price;
•	CapitalSource Finance LLC will lend up to $40 million to the Company under a senior secured credit facility consisting of a revolving credit line, a term loan with a five-year maturity and a letter of credit sub-facility;
•	American Capital Strategies Ltd. will purchase $14 million of the Company’s senior secured subordinated notes and will receive warrants to acquire 13% of the fully diluted common stock of the Company at a nominal exercise price; and
•	The Company will use these proceeds to repay the debt owed to its current lenders, thereby allowing the Company to focus on operating its business and creating value for its shareholders. (See “Proposal One” in the proxy statement for a complete description of the foregoing.)

Q.	What does Corrpro’s Board of Directors recommend?
A.	The Company’s Board of Directors unanimously recommends that Corrpro’s shareholders vote “FOR” all of the proposals described in the proxy statement.

Q.	What if the recapitalization and refinancing transactions are not approved?
A.	The Company’s current lenders have granted forbearance extensions on certain senior debt obligations that require such obligations to be satisfied in full by March 31, 2004. The current lenders have indicated that they are not willing to grant further extensions. Because the Company will have no ability to meet the senior debt obligations when they become due if the proposed transactions do not close by March 31, 2004, there will be no foreseeable alternative for the continued operation of the Company other than filing for protection under applicable bankruptcy laws, potentially leaving little or no value for existing shareholders.

Q.	What will happen to the shares currently held by the shareholders?
A.	Immediately following the closing of the proposed transactions, it is estimated that the current shareholders will hold between 24% and 29% of the fully diluted common stock of the Company, depending upon the completion of anti-dilution adjustments to certain currently outstanding warrants which cannot be determined until after closing. This compares to the current shareholders holding approximately 80% of the fully diluted common stock of the Company. (See “Dilution” in the proxy statement for a more detailed presentation of the foregoing.)

Q.	Who is Wingate?
A.	Wingate, headquartered in Dallas, Texas, is a private investment firm that has traditionally pursued a strategy of purchasing controlling equity investments in manufacturing, service and distribution companies going through significant transition. Wingate’s approach has been to support management to create value over the long term, first by focusing on operational improvement and later through growth, both internal and through strategic acquisitions. Wingate manages $290 million of capital, $90 million of which is earmarked for new portfolio investments. The firm’s limited partners include university endowment funds, charitable foundations, and prominent families. Wingate’s current portfolio consists of investments in S&N Communications, AmerCable, ENSR International, and Varsity Brands. Prior holdings include Redman Industries, Century Products Company, Loomis, Fargo & Co., and United Stationers.

Q.	Why did the Board of Directors select the Wingate deal?
A.	Brown, Gibbons, Lang & Company Securities, Inc. (“Brown, Gibbons, Lang”), the Company’s financial advisor since November 2002, initially contacted 346 potential equity investors, 36 senior lenders and 99 junior lenders on behalf of the Company. Of those contacted, 165 interested parties received materials regarding the Company. Preliminary indications of interest were submitted by 17 potential financing sources, with 5 parties ultimately presenting letters of intent. It was only after a rigorous process and numerous deliberations that a special committee of the Board of Directors, with the assistance of Brown, Gibbons, Lang, determined, and the Board of Directors agreed, that the Wingate proposal was the best refinancing and recapitalization plan for the Company and its shareholders. (See “Proposal One” in the proxy statement for a complete description of the foregoing.)

Q.	Who is entitled to vote at the special meeting of shareholders?
A.	Shareholders of Corrpro common stock as of the close of business on February 5, 2004 are entitled to vote on the proposed refinancing and recapitalization plan and related proposals.

Q.	What shareholder approval is required to approve the proposals described in the proxy statement?
A.	There will be a total of fifteen proposals to be voted on at the special meeting. Proposals Two, Four, Eight, Nine, Ten, Eleven and Twelve require an affirmative vote, in person or by proxy, of the holders of at least 60% of the outstanding shares of common stock. Proposals One, Three, Five, Six, Seven, Thirteen, Fourteen and Fifteen require an affirmative vote, in person or by proxy, of the holders of at least a majority of the outstanding shares of common stock.

Q.	What do I need to do now?
A.	We urge you to read the information contained in the proxy statement, including its annexes, and consider how the proposed transactions affect you. Then simply mark, sign, date and promptly return the proxy card in the postage-paid envelope provided. If you prefer, you may cast your vote by telephone or the internet in accordance with the instructions on the proxy card or the voting instruction form received from any nominee that may hold shares on your behalf, or you may vote in person at the special meeting. The persons named as proxies on the proxy card will follow your voting instructions. If no instructions are given on a signed proxy card, the persons named as proxies will vote signed proxies “FOR” each of the proposals. Please act as soon as possible so that your shares of Corrpro common stock can be voted at the special meeting.

Q.	What happens if I do not return a proxy card or otherwise vote by proxy?
A.	Please make certain to return your proxy card for each separate account you maintain to ensure that all of your shares of Corrpro common stock are voted. If you fail to return your proxy card or cast your vote by using the telephone or the internet, and you do not vote in person at the special meeting, it will have the same effect as voting against the proposed transactions. You are urged to act promptly in returning your proxy or voting by telephone or the internet.

Q.	If my shares are held in “street name,” through a broker or other nominee, will my broker vote my shares for me?
A.	Your broker or other nominee will not vote your shares of Corrpro common stock without specific instructions from you. You should instruct your broker or other nominee to vote your shares of Corrpro common stock by following the instructions provided to you by such firm. Without instructions, your shares of Corrpro common stock will not be voted, which will have the effect of a vote against the proposed transactions.

Q.	Do I have to vote on all proposals?
A.	In order to approve the proposed refinancing and recapitalization transactions, you must vote “FOR” Proposals Two through Thirteen. In other words, even if you vote “FOR” Proposal One, it will not take effect unless you also vote “FOR” Proposals Two through Thirteen. (See the proxy statement for additional proposals the effectiveness of which require approval of other proposals.)

Q.	Will the shareholders be able to vote on any other recapitalization and refinancing proposals other than those relating to the Wingate transaction?
A.	No. The only refinancing and recapitalization plan proposed by the Company to be voted on by the shareholders is described primarily in Proposal One of the proxy statement. No alternative refinancing proposal will be presented for a vote at the special meeting.

Q.	Who is D.F. King & Co., Inc.?
A.	DF King is one of the oldest and most experienced proxy solicitation firms. The Company engaged DF King to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the special meeting. DF King may be in contact with you to discuss the proposals and to solicit your vote.

Q.	Whom should I contact if I have questions?
A.	If you have questions about the transactions or need assistance in voting your shares, you should contact either

Corrpro Companies, Inc. 1090 Enterprise Drive Medina, OH 44256 (330) 723-5082	D.F. King & Co, Inc. 48 Wall Street New York, NY1005 (888) 644-5854

Important Legal Information
Corrpro Companies, Inc. has distributed to its shareholders a definitive proxy statement regarding the proposed refinancing and recapitalization transactions and related proposals. Before making any voting or investment decisions, shareholders are urged to read the proxy statement, including its annexes, carefully in its entirety, because it contains important information about the proposed transactions. Investors may obtain free copies of the definitive proxy statement, and other documents filed by Corrpro with, or furnished to, the U.S. Securities and Exchange Commission at its web site at www.sec.gov. The definitive proxy statement and such other documents may also be obtained free of charge by directing a written request to Corrpro Companies, Inc. at 1090 Enterprise Drive, Medina, Ohio 44256, Attention: Investor Relations, by telephone at (330) 723-5082, or by email at InvestorRelations@corrpro.com.

Corrpro Companies, Inc.

     Special Meeting of Shareholders
     at a Glance

Date:	March 16, 2004
Time:	10:00 a.m., Eastern Time
Location:	Holiday Inn Select 15471 Royalton Road Strongsville, Ohio 44136

Proposed Transactions

     You are being asked to approve a number of proposals relating to a refinancing and recapitalization plan of Corrpro Companies, Inc.

Board Recommendation

     The Board of Directors of Corrpro Companies, Inc. unanimously recommends that its shareholders vote “FOR” all of the proposals.

Who Can Vote

     All shareholders as of February 5, 2004 are permitted to vote in person or by proxy at the Special Meeting of Shareholders.

How To Vote

1.	By Proxy: Sign, date and promptly mail the proxy in the postage paid envelope provided;

2.	By Telephone or the Internet: Please follow the simple instructions on your proxy or voting instruction form; or

3.	In Person: You may also vote in person at the Special Meeting of Shareholders if you are a shareholder on the record date.

Please Act Today

[CORRPRO COMPANIES, INC. LOGO]

Corrpro Companies, Inc.
World Headquarters
1090 Enterprise Drive
Medina, Ohio 44256
www.corrpro.com

For assistance, please call
Toll-free: (888) 644-5854